Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made this 11th day of July, 2007, between Fidelity D&D Bancorp, Inc. (“Corporation”) and Fidelity Deposit and Discount Bank (“Bank”), and Steven C. Ackmann (“Executive”).

WITNESSETH:

WHEREAS, the parties entered into a certain Executive Employment Agreement dated June 21, 2004 (“Original Agreement”); and

WHEREAS, pursuant to Section 1(a) of the Original Agreement, Executive’s employment term would terminate effective July 6, 2007 absent an extension of the Original Agreement or implementation of another written employment agreement between the parties; and

WHEREAS, Bank is a subsidiary of Corporation; and

WHEREAS, Corporation and Bank desire to continue to employ Executive under the terms and conditions set forth herein; and

WHEREAS, Executive desires to continue to serve Corporation and Bank in an executive capacity under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.          TERM OF EMPLOYMENT.   Corporation and Bank hereby shall employ Executive, and Executive hereby accepts employment with Corporation and Bank, for a term of three (3) years beginning on July 6, 2007, and ending three years later, subject, however, to prior termination of this Agreement as set forth below.  Executive shall notify Corporation and Bank in writing, on or before the date that is nine (9) months prior to expiration of the original three-year term of this Agreement, or any renewal term, and no earlier than the date that is twelve (12) months prior to expiration of such term, that Executive desires to negotiate an extension of Executive’s employment beyond the end of the then current term.  Provided such notice is given, this Agreement shall automatically renew for a term of one (1) year upon the same terms and conditions unless another written agreement for Executive’s continued employment is entered into on or before the date that is six (6) months prior to expiration of the then current term or Corporation and Bank notify Executive in writing by such date that Executive’s employment will not be continued beyond the then current term.  For purposes of this Agreement, “Employment Period” shall mean any period during which Executive is employed by Corporation and/or Bank.

2.          POSITION AND DUTIES.  Executive shall serve as the President and Chief Executive Officer of both Corporation and Bank, reporting only to the Board of Directors of each, and shall have supervision and control over, and responsibility for, the general management and operation of Corporation and Bank, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of Corporation and Bank consistent with Executive’s management and operational responsibilities.  Corporation agrees to appoint Executive to Corporation’s Board of Directors at the meeting of such Board of Directors next following or coincident with the date of this Agreement, such appointment to become effective immediately.

3.          ENGAGEMENT IN OTHER EMPLOYMENT.   Executive will devote his full attention, time and energies to the business of Corporation, Bank and any of their subsidiaries or affiliates.  Executive shall neither engage in any business or commercial activities, duties or pursuits, nor serve as a director or officer or in any other capacity in any other company or enterprise without written approval from the Board of Directors of Corporation.  Executive shall notify the Board of Directors of Corporation prior to entering into any significant engagement, including serving as a director or officer, with any philanthropic organization.  All such positions and the expected period of service for each, as of the date of this Agreement, are identified on Exhibit “A” hereto.  Executive shall provide as of each anniversary date of this Agreement an updated list reflecting Executive’s then current positions and expected terms of service with any organizations other than Corporation or Bank.

4.             COMPENSATION.

(a)             Annual Direct Salary.  As compensation for services rendered Corporation and Bank under this Agreement, Executive shall be entitled to receive from Corporation or Bank an annual direct salary of Two Hundred Thirty Thousand Dollars ($230,000) per year (“Annual Direct Salary”), payable in substantially equal weekly installments (or such other intervals, consistent with Bank’s payroll policy), prorated for any partial employment period.   After July 2007, the Annual Direct Salary shall be reviewed annually, no later than June 30 of the then calendar year and shall be subject to annual change in the discretion of Corporation and Bank (but not reduced below Two Hundred Thirty Thousand Dollars ($230,000), or the rate later established, without Executive’s written consent, except in cases of national financial depression or emergency when compensation reduction has been implemented by the Board of Directors for Bank’s senior management), as may be set by the Board of Directors of Corporation and Bank taking into account the position and duties of Executive and the performance of Corporation and Bank under Executive’s leadership.

(b)             Bonus.  The Board of Directors of Corporation or Bank, in its sole discretion, may provide for payment of a periodic bonus to Executive in such an amount or nature as it may deem appropriate as an incentive to Executive and to reward Executive for his performance.  Any bonus amount shall be paid after December 31 of the year in which the bonus is earned and on or before March 15 of the year following the year in which the bonus is earned.

5.             FRINGE BENEFITS, VACATION, EXPENSES AND PERQUISITES.

(a)             Employee Benefit Plans.  Executive shall be eligible to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan or disability insurance plan as made available by Bank to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and subject to the right of Bank to modify, change or eliminate such plans or arrangements.

(b)           Vacation, Holidays, Sick Days and Personal Days.  Executive shall be entitled to the number of twenty (20) paid vacation days in each calendar year. Executive shall also be entitled to all paid holidays, sick days and personal days given by Corporation and/or Bank to its employees.

Unused paid vacation, holiday, sick or personal days may not be accumulated for use in any subsequent year; nor may compensation be paid in lieu thereof.

(c)           Business Expenses.  During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in furtherance of his duties and responsibilities, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of Corporation and/or Bank for its senior executive officers.

(d)           Automobile.  Executive shall be provided with a company-owned or leased vehicle during the Employment Period.  The vehicle is to be used for Corporation or Bank business and/or business development; provided, however, that Executive may also employ such vehicle for personal use in accordance with applicable tax rules and at Executive’s expense.

(e)           Club Memberships.  Corporation shall provide payment of annual dues and monthly business development expenses for Executive in connection with a club membership to a golf club that shall be mutually determined by the parties.  Unless otherwise agreed, initiation fees shall be paid by Corporation or Bank only if the membership is the property of Corporation or Bank.

6.             INDEMNIFICATION.  Corporation and Bank will indemnify Executive and advance expenses to the same degree as provided by the Bylaws of Corporation to Members of its Board of Directors and as required under Pennsylvania and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Corporation or Bank.

7.             LIABILITY INSURANCE.  Bank and/or Corporation shall use its best efforts to obtain insurance coverage for Executive under an insurance policy covering officers and directors of Bank and Corporation against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Bank and/or Corporation to obtain such insurance if the Board of Directors of Bank and/or Corporation determine that such coverage cannot be obtained at a reasonable price.

8.             UNAUTHORIZED DISCLOSURE.  During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of Corporation or Bank or a person authorized thereby, knowingly use for his own benefit or the benefit of any other person or other entity, or disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Corporation or Bank, any confidential information, trade secrets or know-how, obtained by him while in the employ of Corporation or Bank.  Confidential information includes any services, products, improvements, formulas, projects, proposals, designs or styles, processes, customers, (including, but not limited to, customers of Corporation, Bank or any of their affiliates or subsidiaries on whom Executive called or with whom he became acquainted during the term of his employment), methods of business or any business practices, research, product or business plans, customer lists, markets, software, developments, inventions, technology, drawings, engineering, marketing, distribution and sales methods and systems, finances, sales and profit figures, and other business information of Corporation, Bank or any of their subsidiaries or affiliates, the disclosure of which could be or will be materially damaging to Corporation, Bank or any of their subsidiaries or affiliates, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation or Bank or any information that must be disclosed as required by law.

9.         WORK MADE FOR HIRE.  Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as that phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Corporation, Bank and any of their subsidiaries and affiliates.  In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to Corporation, Bank and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks and proprietary rights.

10.    RETURN OF COMPANY PROPERTY AND DOCUMENTS.  Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation or Bank, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information (as defined in this Agreement), records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment.  Executive further agrees to sign and return the “Termination Certificate” attached hereto as Exhibit “B,” together with all company property within three (3) days of the date of termination of Executive’s employment.

11.           RESTRICTIVE COVENANT.

(a)           Non-Competition and Non-Solicitation.  Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, for the applicable period set forth in Section 11(c) hereof, Executive shall not:

(i)            be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 2% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including a bank holding company), or (2) any other activity in which Corporation, Bank or any of their subsidiaries or affiliates are engaged during the Employment Period, within a fifty (50) mile radius of Blakely & Drinker Streets, Dunmore, Pennsylvania 18512 (the “Non-Competition Area”); or

(ii)           provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including a bank holding company), or (2) any other activity in which Corporation, Bank or any of their subsidiaries or affiliates are engaged during the Employment Period in the Non-Competition Area; or

(iii)          directly or indirectly contact, solicit or induce any person, firm, corporation or other entity who or which is a customer or referral source of Corporation, Bank or any of their subsidiaries or affiliates during the term of Executive’s employment or at the date of termination of Executive’s employment, to become a client, customer or referral service of any other person, firm, corporation or other entity; or

(iv)          directly or indirectly solicit, induce or encourage any employee of Corporation, Bank or any of their subsidiaries or affiliates, who is employed during the term of Executive’s employment or at the date of termination of Executive’s employment, to leave the employ of Corporation, Bank or any of their subsidiaries or affiliates or to seek, obtain or accept employment with any person or entity other than Corporation, Bank or any of their subsidiaries or affiliates.

(b)           Amendment of Restrictive Covenant.  It is expressly understood and agreed that, although Executive, Corporation and Bank consider the restrictions contained in Section 11(a)  reasonable for the purpose of preserving for Corporation, Bank and any of their subsidiaries or affiliates, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 11(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 11(a) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)           Period of Restrictive Covenant.  The provisions of this Section 11 shall be applicable, commencing on the date this Agreement is entered and ending eighteen (18) months after the effective date of termination of Executive’s employment; provided, however, that such period shall be reduced by the number of whole months not exceeding six (6) that Executive remains employed pursuant to the request of Corporation, Bank or a successor in accordance with the provisions of Section 14(c).

(d)           Breach of Restrictive Covenant.  It is expressly understood and agreed that if Executive violates or breaches any provision of this Section 11, then the provisions of this Section 11 shall apply to Executive for an additional one (1) year following the date of such violation or breach.

(e)           Enforcement of Restrictive Covenant, Unauthorized Disclosure and Return of Company Property.  Executive acknowledges that his breach of any of the restrictions set forth in this Agreement in Sections 8, 10 and 11 will result in irreparable injury which is not compensable in damages or other legal remedies, and Bank, Corporation or their successors may seek to obtain injunctive relief against the breach, or threatened breach of this Agreement, and/or specific performance and damages, as well as other legal and equitable remedies including attorneys’ fees which may be available and to which Bank, Corporation or their successors may be entitled.  The right to equitable relief shall include, without limitation, the right to both preliminary and permanent injunctions against any breach or threatened breach and specific performance for the provisions of this Agreement, and in such case, Executive shall raise no objection, and hereby waives any objection, to the form of relief prayed for in any such proceeding.  Bank, Corporation or their successor shall not be required to post a bond or similar assurance should Bank, Corporation or their successor bring any action for equitable relief in order to enforce this Agreement.

12.           TERMINATION.

(a)           Death.  Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically upon Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such termination.

(b)           Disability.  If, while employed hereunder, Executive suffers a Disability such that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, then all obligations of Bank and Corporation to pay Executive an Annual Direct Salary as set forth in Section 4(a) of this Agreement shall continue so long as Executive remains under such Disability; provided, however, that the obligations of Bank and Corporation to make such payments shall be limited as described below.  Any paid time off, sick leave or short term disability pay Executive may be entitled to receive pursuant to an established disability plan or program of Bank and/or Corporation shall be considered part of the compensation Executive shall receive while under such Disability and shall not be in addition to the compensation received by Executive under this provision of the Agreement.  Executive agrees that should he remain unable to perform all of the essential functions of his position on a full time basis, with or without a reasonable accommodation and without posing a direct threat to himself or others for a period exceeding six (6) months after the commencement of Executive’s Disability, Bank and/or Corporation will suffer an undue hardship by continuing Executive in his position.  In this event, after the expiration of such six-month period, all compensation and employment obligations of Bank and Corporation under this Agreement shall cease (with the exception of Executive’s rights under Bank’s then existing short term and/or long term disability plans if any), and this Agreement shall terminate; provided, however, that nothing in this Section 12(b) shall prohibit Bank and Corporation, in their sole discretion, from continuing to pay Executive the regular amount of Executive’s Annual Direct Salary or such other amount as Bank and Corporation may determine after the expiration of such six-month period.

(c)           Cause.  Notwithstanding any other provisions of this Agreement, Bank and/or Corporation may terminate Executive’s employment hereunder for

“Cause.” As used in this Agreement, Bank and/or Corporation shall have “Cause” to terminate Executive’s employment hereunder upon: (i) the willful failure by Executive to substantially perform his duties hereunder (other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in Section 12(b) hereof); (ii) the willful engaging by Executive in misconduct injurious to Corporation or Bank; (iii) the willful violation by Executive of the provisions of Sections 3, 8, 9 or 11 hereof; (iv) the dishonesty or gross negligence of Executive in the performance of his duties; (v) the breach of Executive’s fiduciary duty involving personal profit; (vi) the violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority; (vii) conduct on the part of Executive which brings public discredit to Corporation or Bank; (viii) unlawful discrimination by Executive, including harassment against Corporation’s or Bank’s employees, customers, business associates, contractors or visitors; (ix) theft or abuse by Executive of Corporation’s or Bank’s property or the property of Corporation’s or Bank’s customers, employees, contractors, vendors or business associates; (x) failure of Executive to follow the good faith lawful instructions of the Board of Directors of Corporation or Bank with respect to its operations and a failure to cure such violation within five (5) working days of notice from the Board of Directors of such failure; (xi) the direction or recommendation of a state or federal bank regulatory authority to remove Executive’s position with Corporation and/or Bank as identified herein;  (xii) any final removal or prohibition order to which Executive is subject, by a federal banking agency pursuant to Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act, or a state banking agency pursuant to Pennsylvania Law; (xiii) Executive’s conviction of or plea of guilty or nolo contendere to a felony, crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive; (xiv) any act of fraud, misappropriation or personal dishonesty; (xv) insubordination; (xvi) misrepresentation of a material fact, or omission of information necessary to make the information supplied not materially misleading, in an application or other information provided by Executive to Bank or Corporation or any representative of Bank or Corporation in connection with Executive’s employment with Bank or Corporation; (xvii) the existence of any material conflict between the interests of Corporation and Executive that is not disclosed in writing by Executive to Bank or Corporation and approved in writing by the Board of Directors of Bank or Corporation; or (xviii) an action by Executive that is clearly contrary to the best interests of Bank or Corporation.

 (d)          Termination by Executive.  Executive may terminate his employment hereunder (i) for any or no reason or (ii) for Good Reason.  The term “Good Reason” shall mean (1) any material diminution, without Executive’s consent, in Executive’s authority, duties or responsibilities described in Section 2 hereof; (2) any removal of Executive, without his consent, from any of the positions indicated in Section 2 hereof, except as a result of his regulatory removal and/or in connection with termination of Executive’s employment for Cause; (3) any material breach of this Agreement by Corporation or Bank; (4) any reduction in Executive’s Annual Direct Salary in violation of Section 4(a); or (5) any assignment of Executive to a principal office location outside a radius of fifty (50) miles from the intersection of Blakely & Drinker Streets, Dunmore, Pennsylvania; provided, however, that a Good Reason termination shall not have occurred unless Executive has notified Corporation or Bank, as applicable, in writing within thirty (30) days of the initial existence of the condition constituting such Good Reason and such condition is not cured within thirty (30) days of such notice, or if said condition cannot be cured within thirty (30) days, within a reasonable time thereafter if a diligent effort is being made by Corporation and/or Bank to cure such condition, and further provided that Executive actually terminates employment within twelve (12) months of the initial existence of such condition.

(e)           Termination Without Cause.  Nothing herein shall prohibit Corporation or Bank from terminating the employment of Executive without Cause (and other than pursuant to Sections 12(a) (Death) or 12(b) (Disability)), in which case Executive shall be limited to the remedies provided in Section 13(b).

(f)            Directorships.  In the event of Executive’s termination from employment for any reason, he shall resign from any position held by him as a member of the Board of Directors of Corporation and/or Bank effective on or before the date of such termination of employment if requested or notified to do so by such Board(s).

13.           PAYMENTS UPON TERMINATION ABSENT A CHANGE IN CONTROL.

(a)           Termination for Disability, Cause or Executive Terminates for other than Good Reason.  If Executive’s employment is terminated by Executive pursuant to Section 12(d)(i) hereof, or if Executive’s employment is terminated by Bank or Corporation pursuant to Section 12(b) (Disability) or Section 12(c)(Cause), Corporation or Bank shall pay Executive the prorated amount of his Annual Direct Salary through the date of termination of Executive’s employment at the rate in effect at the time of termination and Corporation and Bank shall have no further obligation to Executive under this Agreement, subject, in the case of Executive’s Disability, to the terms of Section 12(b).

(b)           Termination without Cause or for Good Reason.  If, before the date that is twelve (12) months prior to expiration of the then current term of this Agreement, Executive’s employment is terminated by Corporation or Bank other than for Death, Disability or Cause, or Executive terminates his employment for Good Reason, then Corporation or Bank shall pay Executive within thirty (30) days after such termination an amount equal to his Annual Direct Salary.  If, on or after the date that is twelve (12) months prior to expiration of the then current term of this Agreement, Executive has provided notice of Executive’s desire to negotiate an extension of Executive’s employment beyond the end of the then current term in accordance with the requirements of Section 1 hereof, and Executive’s employment terminates pursuant to notice given by Corporation and Bank under Section 1 that Executive’s employment will not be continued beyond the then current term, then Corporation or Bank shall continue to pay Executive for his ongoing work, pursuant to Corporation’s or Bank’s normal payroll schedule, Executive’s Annual Direct Salary through the expiration date of the then current term plus an additional amount within thirty (30) days after such expiration date equal to one-half Executive’s Annual Direct Salary; provided, however, that Corporation and Bank will have no obligation for any of such payments should Executive terminate his employment pursuant to Section 12(d)(i) hereof prior to the expiration of the then current term except for Annual Direct Salary earned up to the date of such termination.  If, on or after the date that is twelve (12) months prior to expiration of the then current term of this Agreement, Executive’s employment is terminated by Corporation or Bank other than for Death, Disability or Cause or Executive terminates his employment for Good Reason, then Corporation or Bank shall pay Executive, within thirty (30) days after such termination, an amount equal to one-half Executive’s Annual Direct Salary.  The obligations of Corporation and Bank pursuant to this Section 13(b) in the event Executive terminates his employment for Good Reason shall be contingent upon receipt of thirty (30) days notice from Executive of Executive’s termination of employment for Good Reason, and Executive’s best efforts during that thirty (30) day period to assist in the transition to Executive’s successor, including training of such successor if chosen.  Notwithstanding anything in this Section 13(b) to the contrary, Corporation or Bank shall not be liable for any payment that would otherwise become due hereunder on or after the date Executive commences other employment.  Except as specifically provided in this Section 13(b), or as provided in Section 12(b) or Section 14 hereof, or as otherwise required by law, all benefits provided Executive under this Agreement shall terminate effective the date of Executive’s termination of employment.

14.           PAYMENTS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a)           If a Change in Control shall occur, Executive may resign from employment with Corporation and Bank effective as of the Date of Change of Control subject to Bank’s right to extend his employment for up to six months under Section 14(c) (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (“Notice of Termination”) to Corporation and Bank or other successor, and the provisions of Section 14 (c) of this Agreement shall apply.

(b)           During the period of time between the execution of an agreement to effect a Change in Control and the Date of the Change in Control, Executive’s employment may only be terminated by Corporation or by Bank for Cause.  If, during that period of time, Executive’s employment is terminated for Cause, then all rights of Executive under this Agreement shall cease as of the effective date of such termination.  If, during that period of time, Executive’s employment is terminated other than for Cause, then Executive may give notice of intention to collect benefits under this Agreement by delivering a notice in writing (“Notice of Termination”) to Corporation and Bank and the provisions of Section 14(c) of this Agreement shall apply.

(c)           In the event that Executive delivers a Notice of Termination to Corporation and Bank or their successor, following the Change in Control, Executive shall be entitled to receive the compensation and benefits set forth below:

Corporation, Bank or their successor shall pay Executive a lump sum amount equal to and no greater than two (2) times Executive’s Annual Direct Salary as defined in Section 4(a), minus applicable taxes and withholdings.  Executive shall not be entitled to receive payments pursuant to Section 13(b) in addition to payments under this Section 14(c).   In addition, for a period of one (1) year from the date of termination of Executive’s employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of health care, life and disability insurance in effect with respect to Executive at the time of his termination of employment to the extent such benefits remain available under the terms of any applicable contracts or policies.  To the extent such benefits are unavailable, Executive shall receive comparable coverage on an individual policy basis, limited to aggregate payments for such coverage not exceeding the applicable dollar limitation under Section 402(g)(1)(B) of the Internal Revenue

Code (“Code”) for the year in which Executive terminates employment.  In the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition.  Upon written notice to Executive, together with calculations of Corporation, Bank or their successor’s independent auditors, Executive shall remit to Corporation, Bank or their successor the amount of the reduction, plus such interest, as may be necessary to avoid the imposition of such excise tax.  Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Bank, Corporation or their successor shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

In addition, notwithstanding the payments to Executive contemplated by this Section 14(c), if Executive is requested by Corporation, Bank or a successor thereto to remain in the employ of Corporation, Bank or such successor following the Date of Change of Control, Executive expressly agrees to remain in the employ of Corporation, Bank or such successor for not less than six months, or such shorter period as Corporation, Bank or such successor may request, following the Date of Change of Control.  Executive agrees to remain an employee of Corporation, Bank or a successor pursuant to such request conditioned upon Executive being compensated in the same amount and on the same terms as he was compensated immediately prior to the Date of Change of Control, including participation in all employee benefit plans to which he would otherwise be entitled.  In such case the payment contemplated by this Section 14(c) shall be paid after termination of the employment relationship.

(d)           Payment pursuant to Section 14(c) hereof shall be made on the first business day of the month following the date that is six (6) months after Executive’s termination of employment.

15.           DEFINITION OF CHANGE IN CONTROL.  For purposes of this Agreement, the term “Change in Control” (other than one occurring by reason of an acquisition of Bank or Corporation by Executive) shall be deemed to have occurred if the Board of Directors of Corporation or Bank certifies on an objective basis that one of the following has occurred:

(a)           a sale or other transfer of ownership of forty percent (40%) or more of the total gross fair market value of the assets of Corporation and Bank to any individual, corporation, partnership, trust or other entity or organization (“Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank;

(b)           any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank, acquires ownership of stock in Corporation, that together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Corporation, provided such Person or group did not own more than 50 percent of the total fair market value or total voting power of the stock of Corporation prior to such acquisition; or

(c)           the replacement of a majority of members of Corporation’s Board of Directors over any period of one year or less by directors whose appointment or election is not endorsed by a majority of the members of Corporation’s Board of Directors prior to the date of the appointment or election.

16.           DEFINITION OF DATE OF CHANGE IN CONTROL.  For purposes of this Agreement, the Date of Change in Control shall mean:

(a)           the date of closing of any agreement for the transfer of ownership of forty percent (40%) or more of the total gross fair market value of the assets of Corporation and Bank to any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank;

(b)           the first date on which any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with

Corporation or Bank, acquires ownership of stock in Corporation, that together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Corporation, provided such Person or group did not own more than 50 percent of the total fair market value or total voting power of the stock of Corporation prior to such acquisition; or

(c)           the date on which individuals who formerly constituted a majority of the Board of Directors of Corporation under Section 15(c) hereof ceased to be a majority.

17.           ARBITRATION.  Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, with the exception of the Engagement in Other Employment provisions in Section 3, the Unauthorized Disclosure provisions of Section 8, the Return of Company Property and Documents provisions of Section 10 and the Restrictive Covenant provisions in Section 11, which Corporation or Bank may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Scranton, Pennsylvania, to the American Arbitration Association (“Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Corporation, Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The arbitration proceeding and all filings, testimony, documents and information, relating to or presented during the evaluation proceeding, shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact or law, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

18.           NOTICE.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Steven C. Ackmann
34 O’Neill Drive
Moosic, PA 18507

If to Bank:	Patrick J. Dempsey, Chairman
The Fidelity Deposit and Discount Bank
Blakely and Drinker Streets
Dunmore, PA 18512

If to Corporation:	Patrick J. Dempsey, Chairman
Fidelity D&D Bancorp, Inc.
Blakely and Drinker Streets
Dunmore, PA 18512

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.           SUCCESSORS.  This Agreement shall inure to the benefit of and be binding upon Executive, his personal representatives, heirs or assigns and to Bank and/or Corporation and any of their successors or assigns.

20.           SEVERABILITY.  If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

21.           AMENDMENT.  Except as otherwise provided herein, this Agreement may be amended or terminated only by mutual agreement of the parties in writing.

22.           PAYMENT OF MONEY DUE DECEASED EXECUTIVE.  In the event of Executive’s death, any monies that may be due him from Corporation or Bank under this Agreement as of the date of death, shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation, to his estate.

23.           LAW GOVERNING.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  Further, subject to Section 18, the parties agree to the exclusive jurisdiction and venue of the Court of Common Pleas in Lackawanna County, Pennsylvania and the United States District Court for the Middle District of Pennsylvania for all disputes between the parties not subject to arbitration, and for purposes of appeal from any arbitration award.  The provisions of this

Agreement shall be construed consistent with Section 409A of the Code and all applicable guidance thereunder so as not to result in the inclusion in Executive’s income of any benefit under this Agreement by reason of the application of such section.

24.           ENTIRE AGREEMENT.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or in writing, between the parties with respect to the employment of Executive by Corporation and Bank.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the cases of Corporation and Bank, by their authorized representatives the day and year first above written.

ATTEST:	THE FIDELITY DEPOSIT AND DISCOUNT BANK

s/ Diane Davis	By:	s/ Patrick J. Dempsey
Patrick J. Dempsey, Chairman

ATTEST:	FIDELITY D&D BANCORP, INC.

s/ Diane Davis	By:	s/ Patrick J. Dempsey
Patrick J. Dempsey, Chairman

WITNESS:

s/ Barbara Shimkus		s/ Steven C. Ackmann
Steven C. Ackmann

EXHIBIT A

OUTSIDE POSITIONS HELD BY EXECUTIVE

AS OF JULY 6, 2007

ORGANIZATION	POSITION	TERM OF SERVICE

United Way of Lackawanna County

St. Joseph’s Center

St. Francis of Assisi Food Kitchen

Scranton Cultural Center

Jacob Fend Foundation

Boy Scouts of America

Scranton Chamber of Commerce

EXHIBIT B

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints or reproductions of any of the aforementioned items belonging to Fidelity D&D Bancorp, Inc., Fidelity Deposit and Discount Bank or any of their affiliates or subsidiaries, or any of their respective successors or assigns (hereinafter collectively, “Companies”).

I further certify that I have complied and will continue to comply with all the terms of the Amended and Restated Executive Employment Agreement (“Employment Agreement”) entered by me, Fidelity D&D Bancorp, Inc. and Fidelity Deposit and Discount Bank, with respect to my employment, which began thereunder effective July 6, 2007.

Without limiting the generality of the preceding paragraph, I will, in accordance with the Employment Agreement, preserve as confidential, all proprietary and confidential information, trade secrets and know-how of Companies, including, but not limited to, research, product or business plans, products, services, projects, proposals, customer lists or customers (including, but not limited to, customers of Companies on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs or styles, drawings, engineering, marketing, distribution, and sales methods and systems, sales and profit figures, finances and other business information disclosed to me by Companies, either directly or indirectly in writing, orally or by drawings or inspection of documents or otherwise.

Date:
Signature

Witness	Steven C. Ackmann